Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-194495) pertaining to the 2013 Equity Incentive Plan, 2013 Employee Stock Purchase Plan, 2006 Stock Plan and 2000 Stock Plan,
(2)	Registration Statement (Form S-8 No. 333-202873) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan, and
(3)	Registration Statement (Form S-8 No. 333-210119) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan;

of our report dated February 16, 2017, with respect to the consolidated financial statements of Quotient Technology Inc. included in this Annual Report (Form 10-K) of Quotient Technology Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

San Jose, California

February 16, 2017